                                                  Registration No. 333-70822

     As filed with the Securities and Exchange Commission on October 31, 2001

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             AUGRID OF NEVADA, INC.
                 (Name of Small Business Issuer in its Charter)


         Nevada                                     3670                         88-0219656
(State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)           Classification Code Number)            Identification No.)


            2275 East 55th Street, Cleveland, Ohio 44103 216.426.1589 (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

                              Mary F. Sloat-Horszko
                             Secretary and Treasurer
           2275 East 55th Street, Cleveland, Ohio 44103; 216.426.1589
            (Name, address and telephone number of agent for service)

                                    Copy to:

                               Stanley E. Everett
                                 Brouse McDowell
                            500 First National Tower
                                Akron, Ohio 44114

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -----------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

       ---------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF          PROPOSED MAXIMUM AGGREGATE       AMOUNT OF REGISTRATION
         SECURITIES TO BE REGISTERED             OFFERING PRICE                      FEE
       ---------------------------------------------------------------------------------------------

       Common Stock, par value $.001               $5,000,000                       $1,250
       par share
       ---------------------------------------------------------------------------------------------

The amount of the registration fee was determined pursuant to Rule 457(o) of the Securities Act of1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

       Preliminary Prospectus Subject to Completion dated October 31, 2001


The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             AUGRID OF NEVADA, INC.

                           $5,000,000 OF COMMON STOCK

This prospectus covers the offering and sale of up to $5,000,000 in aggregate amount of the common stock ("Common Stock") of AuGRID of Nevada, Inc. (the "Company").

Initially, the Company may offer the shares of Common Stock directly in public or private transactions, at prevailing market or privately negotiated prices. The Company will receive all the proceeds from the sale of these shares less any selling costs.

At a later date, the Company may sell the shares of Common Stock through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals. These shares may be sold at the market price at the time of sale, at a price related to the market price at the time of sale, at negotiated prices or at fixed prices. The Company has not entered into any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of shares. However, if the Company should enter into any agreement, understanding or arrangement with any underwriter with respect to the offering and sale of shares of Common Stock, the Company will amend this prospectus to name each such underwriter, the amount underwritten by such underwriter, any relationship between the Company and such underwriter, the nature of such underwriter's obligation (firm commitment or best efforts), related offering expenses and the terms of any arrangement (such as an over-allotment option) under which such underwriter may purchase additional shares. The Company will receive all the proceeds from the sale of shares through brokers, dealers or underwriters, less any commissions or discounts that might be paid by it to any such person and other selling costs.

The Common Stock is infrequently traded on the NASDAQ Over-the-Counter Bulletin Board ("OTCBB") under the symbol "AGNV." The last trade of the Common Stock on October 1, 2001, was at a price of $0.02 per share. There is no active public trading market for the Common Stock.

PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is __________________, 2001

                                TABLE OF CONTENTS


Where You Can Find More Information......................................................................2
Summary..................................................................................................3
Risk Factors.............................................................................................4
Caution Regarding Use of Forward-Looking Statements......................................................9
Use of Proceeds.........................................................................................10
Determination of Offering Price.........................................................................10
Plan of Distribution....................................................................................11
Description of Shares...................................................................................11
Market for Common Equity and Related Stockholder Matters................................................13
Description of Business.................................................................................14
Description of Property.................................................................................17
Directors, Executive Officers, Promoters and Control Persons............................................17
Executive Compensation..................................................................................19
Security Ownership of Certain Beneficial Owners and Management..........................................19
Management's Plan of Operation..........................................................................20
Legal Matters...........................................................................................21
Experts.................................................................................................21
Disclosure of Commission Position on Indemnification for Securities Act Liabilities.....................21
Financial Statements....................................................................................23

                       WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. You may read and copy any document the Company has filed at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. This prospectus is part of a registration statement that the Company filed with the Commission. The registration statement contains more information than this prospectus regarding the Company, the notes and the Company's capital stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission's Internet site.

THIS OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT OFFERS TO PURCHASE FROM, ANY PERSON IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                     SUMMARY

This summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before making an investment decision. You should carefully read this entire prospectus. In particular, you should read the section entitled "Risk Factors" and the financial statements and related notes that appear in this prospectus or are incorporated herein by reference.

THE COMPANY


The Company's predecessor was formed under the name Ironwood Ventures, Inc. ("Ironwood") by the filing of Articles of Incorporation with the Secretary of State of the State of Nevada on August 4, 1995. On March 2, 1998, following a change of control, the Company changed its name to Augrid of Nevada, Inc. The Company effectively commenced operations on March 15, 1998. The Company has an exclusive license to use a certain thin panel cathode ray technology to manufacture and market flat panel display products for the transportation industry. Although the Company has no current manufacturing or sales operations, it intends, within the next twelve months, to begin the manufacture of thin cathode ray tubes for a broad range of flat panel display product applications for the transportation industry.

The address of the Company's executive offices is 2275 East 55th Street, Cleveland, Ohio 44103, and its telephone number is 216.426.1589. The Company's website is located at www.augridcorp.com. Information contained on the Company's website does not constitute, and shall not be deemed to constitute, part of this prospectus.

THE OFFERING

Initially, the Company may offer the shares of Common Stock directly in public or private transactions, at prevailing market or privately negotiated prices. At a later date, the Company may sell shares through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals. These shares may be sold at the market price at the time of sale, at a price related to the market price at the time of sale, at negotiated prices or at fixed prices.

The Company has not entered into any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of shares. The Company will receive all the proceeds from the sale of shares less any underwriting discounts or commissions and other selling costs.

The Company will receive all the proceeds from the sale of shares, less any commissions or discounts that might be paid by it to any broker, dealer or underwriter and other selling costs.

The Company will amend this prospectus to describe the material terms of any underwriting arrangement into which it might enter. See "Plan of Distribution" at page 11.

Shares of Common
Stock Offered                       $5,000,000 in aggregate amount

Shares of Common
Stock Outstanding                   64,179,053 shares, as of October 1, 2001


USE OF PROCEEDS                     The Company intends to use the proceeds from
                                    the sale of its shares of Common Stock to pay a $1,000,000 installment on the amount it has agreed to pay an unrelated third party for its services in developing certain display prototypes and supplying laser seal technology for a pilot manufacturing line and a full scale manufacturing line for the purpose of producing such displays. See
                                    "Description of Business - Research and
                                    Development" at page 15. The Company also will use approximately $1,000,000 of the proceeds for general operating expenses, including hiring several additional key employees. The Company will repay certain debt in the aggregate amount of $676,800. Of that amount $250,000 accrues interest at 10% per annum from and after June 18, 2001; the principal amount and accrued interest are due on December 18, 2001. The remaining
                                    $426,800 of debt is due on demand, and no further interest is accruing on such amount.
                                    The balance of the offering proceeds will be used to establish a manufacturing facility, hire additional employees, and fund research and development and marketing activities.
                                    See "Use of Proceeds" at page 11.

TRADING The shares of Common Stock trade infrequently on the OTCBB under the symbol AGNV.

                                  RISK FACTORS

An investment in shares of the Company's Common Stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in shares of the Company's Common Stock, unless you can afford to lose your entire investment, and you are not dependent on the funds you are investing.

THE COMPANY IS A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY.

Although the Company effectively commenced operations in 1998, to date it has conducted no manufacturing or sales operations and has no revenues. All of its activities have involved developing a business strategy and securing rights to flat panel technologies. Therefore, it has no operating history upon which an evaluation of its future performance and prospects can be made. The Company's future prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in shares of the Common Stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets.

THE COMPANY HAS NEVER BEEN PROFITABLE, AND IF IT CONTINUES TO LOSE MONEY AND DOES NOT ACHIEVE PROFITABILITY SOON, IT MAY BE UNABLE TO CONTINUE THE BUSINESS.

Through the date of this prospectus, the Company has generated no revenues from operations, has incurred substantial expenses and has sustained significant losses.

The Company is investing time and resources in new and untested business initiatives that might not have commercial significance. As a result, the Company's expenses may continue to exceed its revenues, and the Company may be unable to succeed with its present business plan or find other commercially viable objectives that would permit the continuation of any business operations.

Management expects the Company will continue to experience quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond the Company's control, including regulatory actions, market acceptance of its products and services, new product and service introductions and competition.

THE COMPANY HAS HAD NEGATIVE CASH FLOW SINCE INCEPTION AND ANTICIPATES OPERATING LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE.

The Company has incurred negative cash flow since inception and had an accumulated deficit of $2,406,795 as of June 30, 2001. The Company has continued to incur losses in the current fiscal quarter and expects to incur operating losses and negative cash flow for the approximately the next twenty-four months.

THE COMPANY DOES NOT HAVE A MARKETABLE PRODUCT AND MAY NOT BE ABLE TO DEVELOP
ONE.

The Company has the rights to certain flat panel technologies. However, although a prototype production line employing those technologies has been developed, it may not be successful in commercial operation. Although management believes the Company can successfully exploit its technologies, it may be unsuccessful in its efforts to manufacture and market a commercially viable product, and thus it will continue to generate losses.

A SUBSTANTIAL PORTION OF THE OFFERING PROCEEDS WILL BE APPLIED TO THE COSTS OF DEVELOPING CERTAIN DISPLAY PROTOTYPES AND SECURING LASER SEAL TECHNOLOGY FOR A PILOT MANUFACTURING LINE AND A FULL SCALE MANUFACTURING LINE FOR THE PURPOSE OF PRODUCING SUCH DISPLAYS, AND THIS PAYMENT WILL NOT BE RECOVERABLE BY THE COMPANY, EVEN IF THE MANUFACTURING LINE IS NOT COMMERCIALLY VIABLE.

The Company owes a payment of $1,000,000 to an unrelated third party for its work in developing certain flat panel display prototypes and securing laser seal technology for a pilot manufacturing line and a full scale manufacturing line for the purpose of producing such displays. That payment is not conditioned upon performance of the third party and is immediately due and payable. The Company must pay that amount irrespective of the Company's success in developing a commercially viable product, and, if the third party fails to deliver the production lines or if a commercially viable production line cannot be developed employing the technologies to which the Company has rights, the $1,000,000 amount paid to the third party from the offering proceeds will not be recoverable. See "Description of Business - Research and Development" at page 15.

THE COMPANY WILL NEED FINANCING THAT MAY NOT BE AVAILABLE.

The Company has not established a source of equity or debt financing sufficient to permit it to implement its business plan. The Company currently has no revenue-producing operations. Funds raised from the sale of shares of Common Stock may not be sufficient to permit execution of the Company's business plan. The Company will require additional funds, and there can be no assurance that such funds will be available in the amount required and on terms that do not result in a substantial dilution in the interests of the Company's stockholders, including those persons who purchase in this offering. If the Company is unable to obtain financing, its ability to meet obligations and implement its manufacturing and marketing plans will be materially adversely affected or may not be possible at all.

THE COMPANY PLANS TO OPERATE IN AN EXTREMELY COMPETITIVE MARKET, AND ITS BUSINESS WILL SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.

The flat panel display industry is intensely competitive as various firms invest in research and development trying to come up with a more efficient technology and capture the growing market. The Company's competitors include manufacturers of liquid crystal displays, plasma displays and electro-luminescent (EL) panels. Some competitors are well established and have substantially greater financial, marketing, personnel and other resources. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on its results of operations. The macro-economic factors, such as growth rates, inflation and availability of credit also will significantly affect the Company's business.

SOME OF THE COMPANY'S COMPETITORS MAY BE ABLE TO USE THEIR FINANCIAL STRENGTH TO DOMINATE THE MARKET, WHICH MAY AFFECT THE COMPANY'S ABILITY TO GENERATE REVENUES.

The Company's competitors are much larger than the Company and are better capitalized. These competitors are better able than the Company to fund growth generally. The Company's lack of capital resources will impede its ability to market its products and develop other products, unless the Company can generate substantial revenues from a few transportation industry customers that have expressed some interest in the products the Company initially plans to manufacture and market.

THE LOSS OF KEY MEMBERS OF THE COMPANY'S CURRENT MANAGEMENT TEAM OR THE FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONS FOR OTHER MANAGEMENT AND OTHER POSITIONS COULD ADVERSELY AFFECT ITS BUSINESS.

The Company's success depends largely on the efforts and abilities of its current senior management team. The experience and industry contacts of these persons significantly benefit the Company. If the

Company were to lose the benefit of their experience and contacts, its business could be adversely affected. The management team currently is comprised of M. J. Shaheed, Mary F. Sloat-Horszko, Essa Mashni and Michael M. Makki.

The Company's success will also be largely dependent upon its ability to attract and retain qualified persons to fill other management and research, development, sales and administrative employees, as the Company implements its manufacturing and marketing plans.

THE MARKET PRICE OF COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE IN THE FUTURE, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

The market price of Common Stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

-        announcements of developments related to the Company's business;

- sales of substantial amounts of the Company's securities into the marketplace;

-        general conditions in the Company's industry or the worldwide economy;

-        an outbreak of war or hostilities;

-        announcements of new acquisitions or other projects by the Company.

If an established public trading market should develop for Common Stock, and the Company has commenced manufacturing and marketing operations, the market price of Common Stock also will be affected by fluctuations in the Company's results of operations, a shortfall in revenues or earnings compared to securities analysts' expectations and changes in analysts' recommendations or projections.

The market price of shares of Common Stock may fluctuate significantly in the future, and these fluctuations may be unrelated to the Company's performance. General market price declines or market volatility in the future could adversely affect the price of shares of Common Stock, and the current market price may not be indicative of future market prices.

THERE IS NO ESTABLISHED PUBLIC TRADING MARKET EXISTS FOR COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT A MARKET WILL DEVELOP.

The shares of Common Stock trade on the OTCBB under the symbol AGNV. Some trading of shares of Common Stock has occurred in the past, but the number and size of trades has been relatively small given the number of shares outstanding. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There can be no assurance that any person will attempt to create an active trading market in the Common Stock or that any analyst will follow the Company, and a market for the Common Stock may never develop.

MANAGEMENT CONTROLS A SUBSTANTIAL PORTION OF THE COMPANY'S OUTSTANDING CAPITAL STOCK AND THUS CONTROLS THE OUTCOME OF IMPORTANT STOCKHOLDER VOTES.

As of the date of this prospectus, the Company's management beneficially owned 28,545,904 shares of Common Stock or 44.48% in the aggregate of the outstanding shares of Common Stock. Thus, management likely will control the outcome of stockholder votes, including votes for the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation or By-laws, and the approval of mergers and other significant corporate transactions, and the interests of management may not be aligned with your interests. Management also has the ability to delay or prevent a change in the Company's management or voting control or its acquisition by a third party.

EXISTING STOCKHOLDERS HOLD A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK THAT NOW ARE OR IN THE NEAR FUTURE WILL BE AVAILABLE FOR SALE, AND THE SALE OF SUCH SHARES MAY ADVERSELY IMPACT THE MARKET PRICE OF COMMON STOCK

As of the date of this prospectus, 64,179,053 shares of Common Stock were outstanding. These shares were issued in private transactions. If certain conditions are met, 60,005,141 of these shares may be resold in the public markets without registration under the Securities Act., pursuant to an exemption provided by Rule 144 promulgated under the Securities Act. The remaining 4,173,912 were acquired by purchase or grant for services during the period January 1, 2001 through September 10, 2001. Since these shares were acquired within the last year, they may not be resold pursuant to Rule 144 until the one-year holding period is satisfied. However, these shares may be resold if registered under the Securities Act or pursuant to any other available exemption from the registration requirements of the Securities Act.

Rule 144 generally provides that, if (i) the applicable holding period is met,
(ii) the Company is current in filing required reports under the Securities Exchange Act of 1934, (iii) the sale transaction is effected through a broker and (iv) proper notice is given to the Commission, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least one year, is entitled to sell, within any three-month period, that number of such shares that does not exceed the greater of (i) one percent of the outstanding shares of Common Stock; or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

As noted above, 4,173,912 outstanding shares have been held less than one year. Of the remaining 60,005,141 outstanding shares, (i) 33,097,891 shares have been held at least one year and may be resold in the public market in compliance with conditions (ii), (iii) and (iv), as set forth in the immediately preceding paragraph, (ii) 23,945,250 shares have been held by non-affiliates of the Company for more than two years and may be resold in the public market without compliance with the foregoing requirements of Rule 144 and (iii) 2,962,000 shares have been held by affiliates for more than two years, and the resale of these shares continues to be subject to compliance with conditions (ii), (iii) and (iv), as set forth in the immediately preceding paragraph.

Sales of a substantial number of shares of Common Stock in the public market, or the fact that a substantial number of shares is available for sale, could adversely affect the market price for Common Stock.

As of the date of this prospectus, there are no outstanding options, warrants or other rights to purchase shares of Common Stock.

THE BOARD OF DIRECTORS OF THE COMPANY, WITHOUT SEEKING SHAREHOLDER APPROVAL, MAY ISSUE AND SELL UP TO 10,000,000 SHARES OF THE COMPANY'S PREFERRED STOCK, AND THE SALE OF SUCH SHARES MAY ADVERSELY IMPACT THE MARKET PRICE OF SHARES OF COMMON STOCK.

Although no shares of Preferred Stock are outstanding as of the date of this prospectus, the shareholders previously have authorized the Company's Board of Directors to issue at any time without further shareholder approval up to 10,000,000 shares of Preferred Stock. Such shares may be issued and sold upon such terms and conditions as the Company's Board of Directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, designations, preferences and other rights, qualifications, limitations and restrictions as the Board of Directors may determine.

Sales of a substantial number of shares of Preferred Stock, or the fact that a substantial number of shares is available for sale, could adversely affect the market price for Common Stock.

As of the date of this prospectus, there are no outstanding options, warrants or other rights to purchase shares of Preferred Stock.

THE COMPANY'S CHARTER DOCUMENTS AND NEVADA LAW MAY INHIBIT A TAKEOVER AND LIMIT THE COMPANY'S GROWTH OPPORTUNITIES, WHICH COULD CAUSE THE MARKET PRICE OF COMMON STOCK TO DECLINE.

Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Company's Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Shares
- Certain Provisions of Nevada Law" at page 12.

THE COMPANY WILL NEED ADDITIONAL CAPITAL TO FINANCE ITS OPERATIONS, AND SUCH FINANCING MAY BE UNAVAILABLE OR TOO COSTLY.

The Company's ability to research and develop core technologies and market its products is dependent on its ability to secure financing, which may not be available on favorable terms or even at all. If the Company raises additional funds by selling stock, the percentage ownership of then current stockholders will be diluted. If the Company cannot raise adequate funds to satisfy its capital requirements, it may have to limit its operations significantly. The Company's ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

THE COMPANY'S OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND GENERALLY NO OFFICER OR DIRECTOR WOULD BE REQUIRED TO SATISFY ANY CLAIM FOR MONETARY DAMAGES THAT THE STOCKHOLDERS MIGHT HAVE, EVEN IF THE OFFICER OR DIRECTOR HAS ACTED IRRESPONSIBLY IN THE MANAGEMENT OF THE COMPANY.

The Company's charter documents and applicable provisions of Nevada law strictly limit the liability of officers and directors to the Company's stockholders, and the Company has agreed to indemnify its officers and directors form most liabilities they might otherwise incur in connection with the performance of their duties to the Company.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties and include statements regarding position, business strategy and other plans and objectives for future operations and statements which are not historical facts. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to the Company or persons acting on our behalf. Except for its ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any intention or obligation to update forward-looking statements after the distribution of this prospectus. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed above under "Risk Factors" at page 5.

                                 USE OF PROCEEDS

The Company will receive all the proceeds from the sale of shares of Common Stock, less any commissions or discounts that might be paid by it to brokers, dealers, underwriters or other agents and other selling costs. The Company intends to use those proceeds to pay the final installment on the fee for its exclusive license to use certain flat panel technologies to manufacture and market products for the transportation industry (the "License Fee"), establish a manufacturing facility, hire additional employees, fund research and development and marketing activities and for general working capital purposes.

The Company intends to use $1,000,000 of offering proceeds to pay an unrelated third party for its work in developing certain flat panel display prototypes and securing laser seal technology for a pilot manufacturing line and a full scale manufacturing line for the purpose of producing such display. If the Company does not sell all entire dollar amount of shares of Common Stock offered by this prospectus, it intends to apply the first $1,000,000 or portion thereof of net sales proceeds to payment of the License Fee.

After payment of the License Fee, the Company will apply approximately $1,000,000 of the next sales proceeds received to cover general operating expenses through December 2002, including the costs of hiring several additional key employees.

The Company will repay certain debt in the aggregate amount of $676,800. Of that amount $250,000 accrues interest at 10% per annum from and after June 18, 2001; the principal amount and accrued interest are due on December 18, 2001. The remaining $426,800 of debt is due on demand, and no further interest is accruing on such amount.

The Company's next priority for use of the sales proceeds will be to commence manufacturing. Depending upon the amount of net offering proceeds received, the Company will pay the final $1,000,000 installment due for the manufacture of its production lines and lease a manufacturing facility, purchase a facility or contract out manufacturing operations. Any balance of sales proceeds will be used for research and development purposes.

The Company also will pay the costs of registering the shares of Common Stock, including legal and accounting fees, estimated to be $33,750.

If this offering is successful, the Company may sell additional shares of Common Stock in private and public transactions by filing an amendment to the registration statement of which this prospectus is a part.


                         DETERMINATION OF OFFERING PRICE

Although the shares of Common Stock trade on the OTCBB, there is no established public trading market for these shares. The offering price of the shares of Common Stock was arbitrarily determined. Although recent prices for shares of the Company's Common Stock in trading on the OTCBB were considered, the prices of shares in this offering bear no relationship to the Company's assets, earnings, book value or other criterion of value.

                              PLAN OF DISTRIBUTION

COMPANY-DIRECTED SALES

Initially, the Company may offer the shares of Common Stock directly in public or private transactions, at prevailing market or privately negotiated prices. The Company will receive all the proceeds from the sale of these shares less any selling costs.

BROKERS, DEALERS AND UNDERWRITERS

At a later date, the Company may sell the shares of Common Stock through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals. These shares may be sold at the market price at the time of sale, at a price related to the market price at the time of sale, at negotiated prices or at fixed prices.

The Company has not entered into any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of shares. However, if the Company should enter into any agreement, understanding or arrangement with any underwriter with respect to the offering and sale of shares of Common Stock, the Company will amend this prospectus to name each such underwriter, the amount underwritten by such underwriter, any relationship between the Company and such underwriter, the nature of such underwriter's obligation (firm commitment or best efforts), related offering expenses and the terms of any arrangement (such as an over-allotment option) under which such underwriter may purchase additional shares. The Company will receive all the proceeds from the sale of shares through brokers, dealers or underwriters, less any commissions or discounts that might be paid by it to any such person and other selling costs.

                              DESCRIPTION OF SHARES

The following is a summary description of the Company's capital stock and certain provisions of its certificate of incorporation and by-laws.

GENERAL

The Company is authorized to issue 100,000,000 million shares of capital stock. Of these shares, 90,000,000 are shares of Common Stock, $0.001 par value, and 10,000,000 are shares of Preferred Stock, par value of $0.001.

COMMON STOCK

The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all the directors.

Holders of shares of Common Stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor.

In the event of the Company's liquidation or dissolution, holders of shares of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities. 64,179,053 shares of Common Stock were outstanding and held of record by 676 persons, as of October 1, 2001.

Holders of shares of Common Stock have no preemptive, conversion or redemption rights. All the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

No shares of Preferred Stock are outstanding as of the date of this prospectus. However, the shareholders previously have authorized the Board of Directors to issue and sell up to 10,000,000 shares of Preferred Stock. All or any part of these shares may be issued at any time without further shareholder approval, upon such terms and conditions as the Company's Board of Directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, designations, preferences and other rights, qualifications, limitations and restrictions as the Board of Directors may determine.

CERTAIN PROVISIONS OF NEVADA LAW

Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company.

The Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A combination is defined to mean, among other things, (i) any merger or consolidation with an "interested stockholder"; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, 5% or more of the aggregate market value of all outstanding shares of a corporation, or representing 10% or more of the earning power or net income of the corporation;
(iii) the adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by an "interested stockholder"; (iv) any reclassification, recapitalization, merger, or consolidation proposed by an "interested stockholder"; or (v) any receipt by an "interested stockholder" of any loan, advancement, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by or through a corporation. An "interested stockholder" is defined to mean the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" with an "interested stockholder" for a period of three years from the date of the acquisition by the "interested stockholder" of its shares in the corporation unless the combination or purchase of shares made by the interested stockholder is approved by the Board of Directors before the interested stockholder acquired such shares. If such approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; or (i) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher.

Nevada's Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer first obtains approval therefor from the target corporation's stockholders. The Control Share Acquisition Statute specifies the following three thresholds for which such approval is required (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; and (iii) a majority or more, of the voting power of the corporation in the election of directors. Once an acquirer crosses one of the above thresholds, such shares so acquired, along with those shares acquired within the preceding 90 days, become "control shares," which shares are deprived of the right to vote until such time as the disinterested stockholders of the corporation restore such right. The Control Share Acquisition Statute also provides that in the event "control shares" are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power of the corporation, any stockholder of record who has not voted in favor of authorizing voting rights for the "control shares" may demand payment for the fair value of such stockholder's shares. In such case, the corporation is required to comply with the demand within 30 days of the delivery thereof to the corporation.

The effect of these statutes is potentially to discourage any person from attempting to take control of the Company without Board or stockholder approval.

TRANSFER AGENT

Transfer Agent and Registrar for the Common Stock is Signature Stock Transfer, Inc., Office in the Park, 14675 Midway Road, Suite 221, Addison, Texas 75001; telephone, 972.788.4193, and facsimile, 972.788.4194.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

Although shares of Common Stock sometimes trade on the OTCBB under the symbol "AGNV," there is no active public trading market for such shares. Shares of Common Stock have traded on the OTCBB since October 17, 2000, and during that time the per share price has widely ranged from $0.008 to $0.18. The table below sets forth the high and low bid prices for each completed fiscal quarter since October 17, 2000. In addition, some shares were sold in private transactions at a purchase price of $0.50 per share prior to the date the Company's shares traded on the OTCBB, and the Company's outstanding Convertible Subordinated Debentures were converted to shares at a conversion price of $0.50 per share at immediately after trading on the OTCCB commenced, pursuant to a mandatory conversion provision of the Company's agreement with debenture holders.


--------------------------------------------------------------------------------------------------------------------
        FISCAL QUARTER ENDED                     HIGH BID PRICE                          LOW BID PRICE
--------------------------------------------------------------------------------------------------------------------
September 30, 2001                                    $0.10                                  $0.008
--------------------------------------------------------------------------------------------------------------------
June 30, 2001                                         $0.18                                  $0.04
--------------------------------------------------------------------------------------------------------------------
March 31, 2001                                        $0.02                                  $0.02
--------------------------------------------------------------------------------------------------------------------
December 31, 2000                                     $0.04                                  $0.0375
--------------------------------------------------------------------------------------------------------------------

The quotations set forth in the table above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and such prices may not represent actual transactions.

As of the date of this prospectus, there were outstanding 64,179,053 shares of Common Stock held of record by 676 persons.

All the 64,179,053 outstanding shares of Common Stock were issued without registration under the Securities Act as "restricted" shares, as that term is defined in Rule 144, promulgated under the Securities Act. However, the Rule 144 one-year holding period has been satisfied with respect to 60,005,141 of these shares, and thus they are immediately available for resale in the public market in compliance with the other provisions of Rule 144.

In general, under Rule 144 as currently in effect, if the Company is current in filing required reports under the Securities Exchange Act of 1934, the sale transaction is effected through a broker and proper notice is given to the Commission, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least one year, is entitled to sell, within any three-month period, that number of such shares that does not exceed the greater of:

(i)      one percent of the outstanding shares of Common Stock; or

(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

23,945,250 shares of Common Stock have been held by non-affiliates for more than two years. These shares can be resold in the public market without compliance with the foregoing requirements of Rule 144. However, compliance with these requirements continues to be a condition to any resale under Rule 144 by any affiliate of the Company, irrespective of period of ownership. See "Risk Factors
- Existing stockholders hold a substantial number of shares of Common Stock that now are or in the near future will be available for sale, and the sale of such shares may adversely impact the market price of Common Stock" at page 8.

The Company has declared no cash dividends during the past two fiscal years or during the first six months of 2001. Holders of shares of Common Stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor, and there are no further restrictions on the ability of the Board of Directors to declare a dividend on the Common Stock.

                             DESCRIPTION OF BUSINESS

GENERAL

The Company's predecessor was formed under the name Ironwood Ventures, Inc. ("Ironwood") by the filing of Articles of Incorporation with the Secretary of State of the State of Nevada on August 4, 1995. On March 2, 1998, following a change of control, the Company changed its name to Augrid of Nevada, Inc. The Company effectively commenced operations on March 15, 1998.

The Company has an exclusive license to use a certain thin cathode ray tube technology to manufacture and market flat panel display products for the transportation industry. Although the Company has no current manufacturing or sales operations, it intends, within the next twelve months, to begin the manufacture of thin cathode ray tubes for a broad range of flat panel display product applications for the transportation industry.

INDUSTRY BACKGROUND

During the last 25 years, flat-panel displays - small, lightweight, and flat instruments that display digital information - have been undergoing technological improvements to provide a better quality image. In addition, the growth of FPD sales is being accelerated by the emerging portable electronic products market, as evidenced by the vigorous emergence of small, portable video cameras, portable video games, handheld television sets, video displays in the rear seats of vans, and personal digital assistants. As FPD sales grow, however, most customers seem to become dissatisfied with the cost, performance and availability tradeoffs inherent in the current technology used in FPDs. This dissatisfaction presents an opportunity for the products and technology the Company offers.
PRODUCTS

By employing the use of vacuum microelectronics technology, the Company's licensor in conjunction with a British Research Facility has developed a very thin device called field emission display that provides a technological breakthrough in CRT monitors. These FEDs are high-resolution, full-color displays with all of the operating characteristics of a standard cathode ray tube. FEDs are solid-state vacuum displays that are based on the emission of electrons from a multiple-thin-film, micron-size, field-emission cathodes arrayed on a flat-glass substrate. Because the display is matrix addressed - row and column-patterned electrodes - the advantages of a line-at-a-time digital address is retained. As a result, the FED becomes a truly flat, low-power display with high resolution and high brightness; in addition, the patented spacer technology from the Company's licensor's British facility allows for a glass thickness of 8 mm, resulting in a FPD that will be thin, light, and scalable to larger sizes without increasing the glass thickness.

This new product will be able to provide a reliable, low-power, video-addressable color FED at a low cost. It initially will be targeted to the automotive industry, proven successful with target sales and marketing goals met. The Company will seek and negotiate additional applications, including not limited to computer monitor and on-the-wall- television applications.

Initially the Company will produce for the automobile industry, although the TCRT technology is designed to also meet the demands of other applications, including outdoor video advertising, television and computer monitors, as well as commercial, medical and military screen applications. Management recognizes that the technology will address three basic market demands - lower cost, power efficiency and performance level. The Company's goal is to become a broad-based provider of display screens and monitors.

COMPETITION

Competition for the Company's products will come from active matrix liquid-crystal displays, plasma displays and electro-luminescent panels. However, these products are hindered by the limitations of their underlying technologies. For example, the user usually has to experiment to find the optimal angle to view one of these screens; if there is direct sunlight, the screen becomes difficult to view. These technologies become expensive when producing full-color and high-image refreshment rates-not a problem when most FPDs did not require those features. With the demands now being made on mobile communications, however, wireless and video industries are at decision points; these industries' future will be determined by their ability to develop and provide a product that is currently not available, and to do it economically. Management believes the Company can efficiently manufacture FPDs with enhanced color and video rates without the significant power, thickness and cost penalties generally attributed to LCDs with comparable features. It is confident that the Company's licensed TCRT/FED technology is better than the current alternatives and that the Company will be able to provide the hardware to support the demand for such technology.

The Company's exclusive licensing agreement denotes what is believed to be the first truly operational, scalable and replicable FPD technology. In addition, management believes the uniqueness of the proprietary technology resides with the incorporation of a proprietary ceramic backplane. This uniqueness will permit the Company to hurdle pricing, power and size obstacles that currently face all other manufacturers in the FPD industry.

RESEARCH AND DEVELOPMENT

During the past two years, the Company's approximate research and development costs have aggregated $1,450,000 in amount. The Company currently has no customers, but it expects that these costs ultimately will be recovered in the prices it charges for its products.

Of that amount paid for research and development, $1,000,000 was paid to an unrelated third party engaged by the Company for its services in developing certain flat panel display prototypes and building manufacturing lines for the purpose of producing such displays. The total fee agreed to by the Company is $3,000,000. In addition to the $1,000,000 that the Company already has paid, the Company will use the first $1,000,000 of offering proceeds to pay a second $1,000,000. The final $1,000,000 installment will not be due until the Company receives the last of ten (10) prototype production lines complying with certain specifications.

PATENT LICENSE; ROYALTIES

The Company has obtained an exclusive patent license to use certain flat panel technologies to manufacture and market products for the transportation industry. Pursuant to the terms of the license, the Company will be required to pay royalties to its licensor. These royalties are based upon production; however, beginning July 1, 2001, the Company is subject to a substantial minimum quarterly royalty payment, irrespective of production. The first payment is due October 7, 2001.

MARKETING STRATEGIES

Advertising

The Company's goal over the next two years is to create enough visibility to support its product line in the domestic automobile industries as well as foreign markets. To accomplish this, the Company will advertise in various trade publications and business magazines, keeping track of the results to maximize the return of its advertising expenses and attend trade shows in America and abroad.

Sales

Initially the Company plans to sell directly to 1st and 2nd tier original equipment manufacturers. Management also has identified several large retail buying associations, such as the NATM group and MARTA. Each group has 285 large electronic appliance retailers that may be interested in acquiring flat-panel screens in large quantities for regional distribution among buying group members.

Goals

The worldwide display market is currently $40 billion per year, and it is projected to be over $60 billion by 2005; the FPD market is approximately $9.5 billion and estimated to be $35 billion by 2005. Management believes its FPD will have the potential to displace other display technologies because of its cost effectiveness, efficiency and overall advanced product.

Management also anticipates developing strong ties with major computer manufacturers, such as Dell, Gateway, Phillips in Europe and IBM in America. Although these relationships are not currently solidified, the Company's goal within the next three years is to become synonymous with leading-edge technology in the laptop and desk-mounted computer monitor market and the evolving television industry, such as wall-mounted digital televisions. The Company is committed to the production of superior display technology products that are exclusively designed to change the way people see things. Through world-class practices and a persistent commitment to excellence, the Company hopes to be the best in every market it elects to serves.

EMPLOYEES

The Company has four full-time employees and no part-time employees. The Company's management team currently is comprised of two persons, a Chief Executive Officer and a Secretary/Treasurer. However, through consultation with advisors and board members, management has identified key personnel who may be available to fill management positions, as soon as the Company has the funds to compensate them. These include a Chief Operations Officer, a Chief Financial Officer, an Executive Vice President, a Controller and a Vice President of Manufacturing and a Vice President of Sales and Marketing. The Company also intends to hire experienced high-tech sales personnel

                             DESCRIPTION OF PROPERTY

The Company's corporate headquarters are located at 2275 East 55th Street, Cleveland, Ohio 44103 in approximately 1,500 square feet of leased office space.

The Company has entered into a letter of understanding with the City of Akron, Ohio for the purchase or lease (with an option to purchase) of an approximately five-acre parcel of land in the city's Ascot Industrial Park. The Company intends to build a manufacturing facility on that parcel.

The Company does not have any additional facilities, but management believes the leased space is in good condition and adequate for the Company's current office and administrative requirements and the proposed facility in Ascot Industrial Park will be adequate for manufacturing operations for the foreseeable future.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

Each director of the Company serves for a one-year term or until his successor is duly elected and qualified. Certain biographical and other information for the Company's directors and executive officers is set forth below.

NAME                            AGE        POSITION

M. J. Shaheed                   33         President, CEO and Chairman

Mary F. Sloat- Horoszko         33         Secretary, Treasurer and Director

Myron Finkelstein               62         Director

Earle B. Higgins                54         Director

Michael M. Makki                38         Director

Essa Mashni                     36         Director

Cecil Weatherspoon              54         Director


M. J. Shaheed has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since March, 1998. A native of Cleveland, Ohio, he attended Cleveland State University from 1986 to 1988, majoring in Physics and Computer Science. From 1986 through 1987, Mr. Shaheed assisted in the general instruction of math and science to children at the elementary level
- specializing in teaching handicapped and children with severe behavioral problems. From 1987 to 1990, he was a manager with the National Theatre Corporation in Cleveland Heights, Ohio, with overall management responsibility for customer relations, inventory, promotions, marketing and accounting. From 1990 to 1993, Mr. Shaheed was a systems engineer for Integrated Business Solutions located in Lyndhurst, Ohio. He was responsible for the construction of complete computer hardware systems, specifications, BIOS, cache and reconfiguring computer operational systems. He also worked on program that assisted the Dean of the Artificial Intelligence Department at Case Western Reserve, and he assisted as a Holistic Programming expert, analyst and overall troubleshooter relating to maximum and minimum system capacity. Since the founding of the Company, Mr. Shaheed has headed the research and development of flat panel technologies at the Company in accordance with the United States Government Flat Panel Display Initiative; and he has provided clients with systems engineering, CAD electronic circuit design work for high and low temperature ceramic tape, thermal analysis for 100% superconductive material, construction of complete complex computer systems and specifications, BIOS, cache, systems analysis and overall trouble shooting. From 1994 to March, 1998, Mr. Shaheed's focus and dedication was directed solely to acquiring a viable flat screen technology to be implemented in the United States in the areas of auto, military and consumer electronics. During this time, much time was spent working with Ceravision, Ltd., in research and development and the formulation and identification of flat panel technology market-specific applications in the United States.

Mary F. Sloat-Horoszko has served as Secretary/Treasurer and a director of the Company since February, 1999. A graduate of Ohio State University, she holds a Bachelor of Arts Journalism degree with specialization in Broadcast Communication and Marketing. From 1992 to 1994, Mrs. Sloat-Horoszko was a Producer and On-Air Coordinator for Cleveland, Ohio based WWWE-Newsradio. During this time, her responsibilities were Guest/Topic development and coordination; marketing and program/station promotional development and corporate and community events. From 1994 to 1996, she served as Director of Marketing, responsible for product development, marketing and advertising, for Illinois Insurance Brokerage Services, Chicago, Illinois. From late 1996 to 1997, Ms. Sloat-Horoszko served as Director of Marketing and Sales for RAE Enterprises of Chagrin Falls, Ohio, where she was responsible for corporate sales, marketing, assessments, program development and facilitation. Clients included General Motors, IBM, UAW/Ford and Rubbermaid. Since joining the Company, she has managed the day-to-day office operations of the Company and assisted in planning product lines and identifying target markets.

Myron Finkelstein, a director of the Company since August, 2000, is a graduate of Bernard Baruch School of Business Administration with a degree in Public Accounting and a certified public accountant. For more than five years, he has operated Maste Consulting Group, Inc., a financial and tax accounting firm located in Mountain Lakes, New Jersey.

Earle B. Higgins, a director of the Company since January 2001, has served as Vice President of Sales and Marketing for Active Transportation Company since 1999. Active Transportation Company is major supplier of transport services for several U.S. and import automobile manufacturers. Prior to1999, he was Manager of Special Supplier Relations for DaimlerChrysler Corporation. During his 27-year career at DaimlerChrysler Corporation, which he began as a production assembler, Mr. Higgins gained broad experience with the automaker in key areas, including management of scheduling and forecasting, sales distribution, traffic and labor relations outbound traffic, shipping and receiving. Mr. Higgins, a one-time professional basketball player with the Indiana Pacers, remains steadfast in a commitment to young athletes. In 1986 he formed Athletes Learning Educational Resources Training, A.L.E.R.T. This nonprofit organization provides quality tutoring and counseling at no cost to help students improve their overall academic and social skills. He has been inducted into Eastern Michigan University's Basketball Hall of Fame, and has received numerous tributes and awards of recognition for his extensive participation in community service activities.

Essa Mashni, a director since of the Company since February, 1999, is a graduate of Wayne State College of Pharmacy with a degree in Pharmacy. He has served as Chief Pharmacist of Arbor Drugs since 1996. Mr. Mashni is a member of the American Pharmaceutical Association, the Michigan Pharmacy Association, the American Ramallah Federation and St. Mary's Antiochian Orthodox Church and an active participant in Ramallah Boys Club.

Michael M. Makki, a director of the Company since February 1999, is a graduate of Wayne State University with a degree in Electrical Engineering. Since 1992, he has operated M. M. Makki and Associates, an insurance and mortgage company.

Cecil Weatherspoon, a director of the Company since June 2001, is a graduate of Bowling Green State University with a Bachelors degree in Business and a Masters degree in Management Organizational Development (MOD). Since 1993, Mr. Weatherspoon has served as President and Chief Executive Officer of Flex-Tech Professional Services, Ltd., a professional services company with annual sales revenues of approximately $8,000,000. For 24 years, he was an employee of General Motors Corporation, progressing from an hourly rate stock handler position to a Divisional Director. Significant positions held by Mr. Weatherspoon include Plant Manager, Division Director of Industrial Relations, Division Director of Salaried Personnel and Executive Engineering Administrator
- Anti-lock Brake System (ABS).

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth compensation paid during the fiscal years ended December 31, 2000, 1999 and 1998 to (i) the Company's Chief Executive Officer. No other executive officer of the Company received total compensation exceeding $100,000 in any of the three fiscal years.

--------------------------------------------------------------------------------------------------------------------
        NAME AND PRINCIPAL POSITION                     YEAR                        ANNUAL COMPENSATION
--------------------------------------------------------------------------------------------------------------------
M. J. Shaheed                                           2000                              $110,000
President, CEO and Chairman                           --------------------------------------------------------------
                                                        1999                                 *
                                                      --------------------------------------------------------------
                                                        1998                                 *
--------------------------------------------------------------------------------------------------------------------

*Mr. Shaheed's Annual Compensation was less than $100,000 in both 1999 and 1998.

DIRECTORS

No director of the Company is compensated for service as a director. However, each director is reimbursed for reasonable expenses incurred in connection with attendance at meetings.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the date of October 1, 2001, the beneficial ownership of each person known by the Company to own more than 5% of the outstanding shares of Common Stock. No shares of Preferred Stock are outstanding.


-------------------------------------------------------------------------------------------------------------
    TITLE OF CLASS           NAME AND ADDRESS OF         AMOUNT AND NATURE OF BENEFICIAL    PERCENT OF CLASS
                               BENEFICIAL OWNER                       OWNER
-------------------------------------------------------------------------------------------------------------
Common Stock            M. J. Shaheed                               26,307,250                   40.99%
                        2275 East 55th Street,
                        Cleveland, Ohio 44103
-------------------------------------------------------------------------------------------------------------
                        Summer International                        4,850,000                     7.56%
                        522 Northlake Drive
                        Canton, Georgia 30115
-------------------------------------------------------------------------------------------------------------

MANAGEMENT

The following table sets forth, as of October 1, 2001, the ownership of Common Stock by each of the Company's directors and executive officers, and by all directors and executive officers, as a group. Each director and executive officers has full voting and investment power with respect to his shares, and no shares listed in the table below are subject to any vesting requirement. There are no shares of Preferred Stock are outstanding, and no options or other rights to acquire such shares have been granted.

-------------------------------------------------------------------------------------------------------------
  TITLE OF       NAME AND ADDRESS OF BENEFICIAL                         AMOUNT AND NATURE OF      PERCENT OF
   CLASS                    OWNER                                         BENEFICIAL OWNER          CLASS
-------------------------------------------------------------------------------------------------------------
Common Stock     M. J. Shaheed                                                  26,307,250            54.24%
                 2275 East 55th Street, Cleveland, Ohio
                 44103
-------------------------------------------------------------------------------------------------------------
                 Mary F. Sloat-Horoszko                                          2,100,000             1.50%
                 2275 East 55th Street, Cleveland, Ohio
                 44103
-------------------------------------------------------------------------------------------------------------
                 Myron Finkelstein                                                       0                --
                 5 Ronarm Drive
                 Mountain Lakes, New Jersey 07046
-------------------------------------------------------------------------------------------------------------
                 Earle B. Higgins                                                        0                --
                 26161 Danvers Drive
                 Farmington Hills, Michigan 48334
-------------------------------------------------------------------------------------------------------------
                 Michael M. Makki                                                   66,654             0.10%
                 24500 Michigan Avenue
                 Dearborn, Michigan 48124
-------------------------------------------------------------------------------------------------------------
                 Essa Mashni                                                        72,000             0.14%
                 175 Marsala Court
                 Canton, Michigan 48187
-------------------------------------------------------------------------------------------------------------
                 Cecil Weatherspoon                                                      0                --
                 3407 Milan Road
                 Sandusky, Ohio 44870
-------------------------------------------------------------------------------------------------------------
                 All Directors and Executive Officers,
                 as a group (7 persons)                                         28,545,904            44.48%
-------------------------------------------------------------------------------------------------------------



                         MANAGEMENT'S PLAN OF OPERATION

GENERAL

The Company is a research and development company in the development stage. Its business objective is to exploit technologies that assist in the development of proprietary flat panel display technology. The Company has secured licensee rights to what is believed by management to be the first truly flat panel, FED (Field Emission Device), display technology. This technology incorporates a proprietary ceramic backplane that management believes will allow manufacturers to overcome pricing, power and size obstacles currently facing many other manufacturers in the flat panel display industry.

To date the Company has been engaged in securing funding, obtaining rights as a licensee to the flat panel display technology critical to the Company's business, finding and securing a management team and board of directors, developing a business plan and conducting preliminary market research. Management believes that there is a significant market for the flat panel displays that the Company will manufacture and market to the automotive industry.

Pursuant to its business plan, the Company has contracted for the manufacture of a pilot production line at a cost to the Company of $1,200,000. It is anticipated that the line will be completed and that production of flat panel displays will commence in the fourth quarter of 2003.

CASH REQUIREMENTS

The Company will have cash requirements of approximately $5,000,000 during the next twelve months. During that period, the Company will be obligated to pay an installment payment in the amount of $1,000,000 for the manufacture of its pilot production line; approximately $1,000,000 for general administrative and operating costs, including legal and accounting fees and the hiring of several additional key employees; approximately $676,800 to repay debt (plus interest in the amount of 10% on $250,000 of that amount from June 18, 2001); and the remainder to establish a manufacturing facility and fund further research and development activities. In addition, if the requisite ten production lines prototypes are delivered during the next twelve months, the Company will be obligated to pay the final $1,000,000 installment for the manufacture of the production lines, and the Company also may be obligated for the payment of minimum royalty payments under its patent license, even if the Company is not then producing products for sale.

To date, the Company's cash requirements have been met from the proceeds of private offerings of its common stock and the issuance of its debt securities. The Company has not generated any revenues from operations, and it is unlikely to realize any revenues from operations during the next twelve months or at any time before the fourth quarter of 2003. If the Company is able to raise $5,000,000 in this offering, that amount should meet the Company's cash during the next twelve months and provide some amount for contingencies. If the Company is unable to raise that amount , it is unlikely that it will be able to continue operations. The Company has no significant cash or other material assets nor revenues to cover its operating costs to allow it to continue as a going concern during such period. Even if the Company succeeds in securing the financing necessary to fund its operations for the next twelve months, it will be necessary for the Company to secure additional financing in early 2003 to fund its operations until production begins. The Company does not expect to generate revenues from operations, until late 2003.

                                  LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus has been passed upon for the Company by Brouse McDowell, A Legal Professional Association, Akron, Ohio 44308-1471.

                                     EXPERTS

The Company's audited financial statements for the periods indicated have been included in this prospectus in reliance upon the report of Henry L. Creel Co., Inc., independent certified public accountants, upon the authority of such firm as an expert in accounting and auditing. See the Company's financial statements and the report of Henry L. Creel Co., Inc. at page 23.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Nevada Revised Statutes Section 78.7502 and 78.751, as well as the Company's articles of incorporation and its bylaws empower the Company to indemnify any of its directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and must reasonably believe that his conduct was in, or not opposed to the Company's best interests. In any criminal action, the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful.

Advances for expenses may be made by the Company, if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

The Company will not indemnify a director or officer found to have been liable on the basis of negligence or willful misconduct toward the Company or any director or officer who improperly received a personal benefit from his action. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

The Company has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             AuGRID OF NEVADA, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                    FOR THE PERIOD MARCH 15, 1998 (INCEPTION)
                    -----------------------------------------
                                TO JUNE 30, 2001
                                ----------------

                             AuGRID OF NEVADA, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                TABLE OF CONTENTS


Auditor's Report

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Retained Earnings

Consolidated Statements of Cash Flows

Notes to the Financial Statements -
         as of June 30, 2001

                            HENRY L. CREEL CO., INC.
                           Certified Public Accountant
                                  (216)491-0800
                                FAX (216)491-0803


To Shareholders and Board of Directors AuGRID OF NEVADA, INC.

                          Independent Auditor's Report
                          ----------------------------


I have audited the accompanying consolidated balance sheets of AuGRID OF NEVADA, INC. (A Nevada Development Stage Corporation) as of December 31, 2000, 1999, and 1998 and the related consolidated statement of operations, stockholders' deficit, and cash flows for the years ended December 31, 2000, 1999, and 1998, and for the cumulative period from March 15, 1998 (date of inception) through December 31, 2000. These financial statements are the responsibility of management. My firm's responsibility is to express an opinion on these financial statements based on its audits.


I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the financial statements. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the accompanying consolidated financial statements referred to above present fairly the financial position of AuGRID OF NEVADA, INC. as of December 31, 2000, 1999, and 1998 and the related consolidated statement of operations, stockholders' deficit, and cash flows for the years ended December 31, 2000, 1999, and 1998, and for the cumulative period from March 15, 1998 (date of inception) through December 31, 2000, in conformity with generally accepted accounting principles.

The company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to begin producing sales in late 2001 or early 2002.

Respectfully,

/s/ Henry L. Creel

Henry L. Creel, CPA

October 29, 2001

                    3587 LEE ROAD SHAKER HEIGHTS, OHIO 44120

                             AuGRID OF NEVADA, INC.
                           CONSOLIDATED BALANCE SHEETS

                                   A S S E T S
                                   -----------

                                                MARCH 15, 1998 (INCEPTION) TO
                                                -----------------------------
                                                          DECEMBER 31,
                                                    ---------------------                    JUNE 30,
                                           1998              1999              2000              2001
                                       -----------------------------------------------           ----
CURRENT ASSETS                                                                               UNAUDITED
--------------

   Cash                                $     7,860       $    90,579       $       922       $       255
                                       -----------       -----------       -----------       -----------
     Total Current Assets                    7,860            90,579               922               255

PROPERTY AND EQUIPMENT
----------------------

   Machinery and Equipment                  68,080            68,080            68,080            68,080
   Furniture and Fixtures                    2,731             2,731             7,686             7,686
   Office Equipment                         13,074            14,176            14,176            14,176
                                       -----------       -----------       -----------       -----------
     Total Property @ Cost                  83,885            84,987            89,942            89,942

Less:  Accumulated Depreciation
            and Amortization                -9,418            -9,418            -9,418            -9,418
                                       -----------       -----------       -----------       -----------

Net Machinery and Equipment                 74,467            75,569            80,524            80,524

OTHER  ASSETS
-----  ------

   Deposits Building Construction                0                 0            21,341            21,341
   Licensing Agreement                     528,325           700,001         1,687,907         1,687,907

   Less Amortization                      (105,665)         (245,665)         (583,247)         (583,247)
                                       -----------       -----------       -----------       -----------

   Net Licensing Agreement                 422,660           454,336         1,104,660         1,104,660
                                       -----------       -----------       -----------       -----------

     Total Other Assets                    422,660           454,336         1,126,001         1,126,001
                                       -----------       -----------       -----------       -----------

TOTAL ASSETS                           $   504,987       $   620,484       $ 1,207,447       $ 1,206,780
                                       ===========       ===========       ===========       ===========




  The accompanying notes are an integeral part of these consolidated financial statements

                             AuGRID OF NEVADA, INC.
                           CONSOLIDATED BALANCE SHEET

                       LIABILITIES AND SHAREHOLDERS EQUITY
                       -----------------------------------


                                                          MARCH 15, 1998 (INCEPTION) TO
                                                          -----------------------------
                                                                    DECEMBER 31,
                                                               --------------------                       JUNE 30,
                                                     1998              1999             2000                  2001
                                                 -----------------------------------------------              ----
CURRENT LIABILITIES                                                                                      UNAUDITED
-------------------

   Accounts Payable -Trade                       $     4,607       $     7,910       $    62,336       $    66,147
   Convertible Subordinated Promissory Note                0           312,500           299,700                 0
                                                 -----------       -----------       -----------       -----------
     Total Current Liabilities                         4,607           320,410           362,036            66,147
                                                 -----------       -----------       -----------       -----------

LONG-TERM DEBT

   Note Payable                                            0                 0                 0           299,700
                                                 -----------       -----------       -----------       -----------
     Total Long-Term Debt                                  0                 0                 0           299,700
                                                 -----------       -----------       -----------       -----------
     Total Liabilities                                 4,607           320,410           362,036           365,847
                                                 -----------       -----------       -----------       -----------


STOCKHOLDERS EQUITY
-------------------

Capital Stock
Preferred Stock $ 0.001 par value
10,000,000 shares authorized and
317,500 shares issued and outstanding                      0           127,000           127,000           127,000

Common Stock - $0.001 par value
90,000,000 authorized;                             1,520,098         1,868,511         3,585,225         3,703,975

Shares Outstanding

December 31, 1998 46,629,414 Issued
December 31, 1999 49,889,348 Issued
December  31,2000 58,268,469 Issued
June 30, 2001 62,080,552 Issued
                                                 -----------       -----------       -----------       -----------
Retained Earnings                                 (1,019,718)       (1,695,437)       (2,866,814)       (2,990,042)
                                                 -----------       -----------       -----------       -----------

Stockholders Equity                                  500,380           300,074           845,411           840,933
                                                 -----------       -----------       -----------       -----------

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                              $   504,987       $   620,484       $ 1,207,447       $ 1,206,780
                                                 ===========       ===========       ===========       ===========



  The accompanying notes are an integeral part of these consolidated financial statements

                             AuGRID OF NEVADA, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------



                                                  MARCH 15, 1998 (INCEPTION) TO                          CUMULATIVE
                                                  -----------------------------                            FOR THE
                                                             DECEMBER 31                     AS OF          PERIOD
                                             ----------------------------------------       JUNE 30     MARCH 15, 1998
                                                1998            1999          2000           2001     TO JUNE 30, 2001
                                             -----------    -----------   -----------    -----------  ----------------
                                                                                           UNAUDITED
Net Sales (Note 1)                           $         0    $         0   $         0    $         0       $        0
Interest Income                                        0              0           524              0              524
                                             -----------    -----------   -----------    -----------        ---------
     Total Revenue                                     0              0           524              0              524

General and Administrative Expenses
   Consultants                                   193,969        316,597       162,884         32,805          706,268
   Secretary Services                                  0              0        39,542          1,100           40,642
   Public Relations                               26,800          8,489       131,953          9,700          176,942
   Auto Expense                                   18,199         23,274        49,205         11,925          102,603
   Insurance                                         800              0         2,888            916            4,604
   Rent and Utilities                             24,637         25,100        19,655          3,011           72,403
   Repairs and Maintenance                         1,994          1,307         5,537         13,367           22,205
   Leased Equipment                                7,895          3,988         7,609          1,108           20,600
   Furniture Lease                                 4,217         15,541         9,866            541           30,165
   Travel and Lodging                             59,107         40,838       104,260         14,846          219,051
   Legal                                          78,127         26,653        91,855          3,596          200,231
   Accounting                                          0         10,875        18,301          4,250           33,426
   Professional Fees                              20,137              0        24,564          6,600           51,301
   Miscellaneous                                   3,767         17,935        44,684          3,405           69,791
   Computer Services                               2,693         15,656        39,664            371           58,384
   Office Supplies                                 6,251          6,939         8,426          3,902           25,518
   Office Expenses                                 7,759              0        20,496          1,838           30,093
   Postage and Delivery                            8,523          8,524         7,214          1,173           25,434
   Telephone                                      19,826         14,003        45,716          8,774           88,319
                                             -----------    -----------   -----------    -----------        ---------
     Total General and
     Administrative Expenses                    (484,701)      (535,719)     (834,319)      (123,228)      (1,977,967)

Income (Loss) Before Depreciation               (484,701)      (535,719)     (833,795)      (123,228)      (1,977,443)

Depreciation                                           0              0             0              0                0
Amortization                                    (105,665)      (140,000)     (337,582)            (0)        (337,581)

Income (Loss) Before Taxes                      (590,366)      (675,719)   (1,171,377)      (123,228)      (2,315,024)

Provision for Income Taxes (Note 2)                    0              0             0              0                0

Net Income (Loss)                               (590,366)      (675,719)   (1,171,377)      (123,228)      (2,315,024)

Basic Net Loss Per Share                          $0.013         $0.014        $0.020         $0.002

Shares Used In Computing Net Loss Per Share  $46,629,414    $49,889,348   $58,268,469    $62,080,552






  The accompanying notes are an integeral part of these consolidated financial statements

                             AuGRID OF NEVADA, INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS


                                                                       MARCH 15, 1998 (INCEPTION) TO
                                                                       -----------------------------                       AS OF
                                                                                 DECEMBER 31                             JUNE 30
                                                       -----------------------------------------------------             -------
                                                              1998                 1999                2000                 2001
                                                              ----                 ----                ----                 ----
                                                       -----------------------------------------------------
                                                                                                                       UNAUDITED
                                                                                                                       ---------
Balance, at Beginning of the Year (Deficit)               $429,352           $1,019,718          $1,695,437           $2,866,814

Add: Net Income (Loss) for the Year                       (590,366)            (675,719)         (1,171,377)            (123,228)

Balance, At End of Year                                 $1,019,718           $1,695,437          $2,866,814           $2,990,042


























  The accompanying notes are an integeral part of these consolidated financial statements

                             AuGRID OF NEVADA, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             MARCH 15, 1998 (INCEPTION) TO                         CUMULATIVE
                                                             -----------------------------            AS OF        CUMULATIVE
                                                                      DECEMBER 31                   JUNE 30    FOR THE PERIOD
                                                    ------------------------------------------      -------     MARCH 15,1998
                                                          1998           1999            2000          2001  TO JUNE 30, 2001
                                                          ----           ----            ----          ----  ----------------
OPERATING ACTIVITIES                                                                                UNAUDITED
--------------------

   Net Income (Loss)                                  $590,366       $675,719     $1,171,377       $123,228     $2,315,024

Adjustments to reconcile Net Income to
Net Cash provided by Operating Activities

   Depreciation and Amortization                       110,059        140,000        337,582              0        341,975

Changes in Operating Assets and Liabilities Net:

   Increase (Decrease) in Accounts Payable              (4,539)         3,303         54,426          3,811         57,001
                                                   -----------    -----------    -----------    -----------    -----------
     Net Cash Used by Operating Activities            (484,846)      (532,416)      (779,369)      (119,417)    (1,916,048)

INVESTING ACTIVITIES
--------------------

   Increase in Deposits-Building Construction                0              0        (21,341)             0        (21,341)
   Increase in Deferred Charges                       (263,960)      (171,676)      (987,906)             0     (1,423,542)
   Purchase of Property and Equipment                  (47,656)        (1,102)        (4,955)             0        (53,713)
                                                   -----------    -----------    -----------    -----------    -----------
     Net Cash Used in Investing Activities            (311,616)      (172,778)    (1,014,202)             0     (1,498,596)

FINANCING ACTIVITIES
--------------------

   Proceeds from Promissory Note                             0        312,500        299,700              0        612,200
   Proceeds from Stock Issuance                        771,949        475,413      1,404,214        118,750      2,770,326
                                                   -----------    -----------    -----------    -----------    -----------
     Net Cash Provided by Financing Activities         771,949        787,913      1,703,914        118,750      3,382,526

Increase (Decrease) in Cash and Cash Equivalents       (24,513)        82,719        (89,657)           667         32,118
Cash and Cash Equivalents at Beginning of Year          32,373          7,860         90,579            922         32,373
                                                   -----------    -----------    -----------    -----------    -----------
Cash and Cash Equivalents at End of Year                $7,860        $90,579           $922           $255           $255
                                                   ===========    ===========    ===========    ===========    ===========



       The accompanying notes are an integeral part of these consolidated financial statements

                             AuGRID OF NEVADA, INC.

                          Notes to Financial Statements
                          -----------------------------
                               As of June 30, 2001
                               -------------------

NOTE 1            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  AuGRID OF NEVADA, INC., (a Nevada Development Stage Corporation) formed under the laws of the State of Nevada, is a technology development firm specializing in Thin Cathode Ray Tube (TCRT) technology. The company currently has no operations and , in accordance with SFAS #7 is considered a development corporation.

                  A.  METHOD OF ACCOUNTING

                  The financial records of the company are maintained on the accrual basis of accounting.

                  B.  PROPERTY AND EQUIPMENT

                  All property and equipment is stated at cost. The Company provides for depreciation, using the straight line method, over the estimated useful lives of the respective assets, as follows:
                                                                     Years
                                                                     -----
                  Machinery and Equipment           $   68,080         7
                  Furniture and Fixtures                 2,731         7
                  Office Equipment                      14,176         5
                                                    ----------
                  Total Property & Equipment        $   84,987
                                                    ==========

                  Major renewals and improvements of property and equipment are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the assets are charged against current operations.

                  When property and equipment is disposed of, any gain or loss is included in current operations.

                  C.  GOING CONCERN

                  The company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to begin producing sales in late 2001 or early 2002

NOTE 2            INCOME TAXES

                  The Company is a C Corporation for Federal Income Tax purposes. There is no provision for Federal Income tax because of an unexpired net operating loss carry forward.

NOTE 3            CAPITALIZATION

                  On March 1, 1998, AuGRID Corporation's current controlling shareholders purchased controlling interest in Ironwood Ventures via the purchase of approximately 4,616,111 shares of Common Stock of Ironwood Ventures' in private transactions; this represented approximately 62.2 percent (62.2%) of Ironwood Ventures' issued and outstanding Common Stock.

                  On March 2, 1998, Ironwood Ventures' executed a forward stock split of its stock, 6.06571228 to 1. In addition, Ironwood Ventures' increased its authorized shares to 90,000,000 common shares, par value $0.001, 10,000,000 preferred shares, par value $0.001, and changed its name to AuGRID of Nevada, Inc.

                  On March 12, 1998, Ironwood Ventures' - now called AuGRID of Nevada, Inc. - executed an asset purchase agreement purchasing substantially all of the assets of AuGRID Corporation, a Delaware corporation hereinafter referred to as "AuGRID of Delaware", a company under common control by the control shareholders of the Ironwood Ventures', for 1,000,000 newly issued shares of the Ironwood Ventures'. This was not a third party, arms length transaction, and due to the development stage and specialized nature of the assets\technology that Ironwood Ventures' purchased, the Company's management is unable to determine how this transaction would compare to a similar arms length transaction. The shares of common stock were spun off to AuGRID of Delaware shareholders on a pro-rate basis on March 13, 1998.

NOTE 4            CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                  Pursuant to the convertible subordinated promissory note and convertible debenture/note purchase agreement, the company shall incur a future obligation to pay interest at the rate of three percent (3%) per annum ( the "Initial Interest Rate") on the principal of notes outstanding during the period beginning on the date of the receipt of the proceeds and ending on the date that the principal amount of notes becomes due and payable. Interest shall accrue until the date of conversion and shall be payable in full on the conversion date.

                  The Voluntary Conversion by holder of notes has the right, at the holders option, at any time prior to payment in full of the principal balance of notes, to convert notes, in whole or in part, into fully paid and nonassessable share of common stock of the company. The number of shares of common stock into which notes may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount together with all accrued interest to the date of conversion by the conversion price in effect at the time of such conversion. The initial conversion price should be equal to FIFTY CENTS ($0.50). The Automatic Conversion means that the entire principal amount of notes shall be automatically converted into shares of common stock at the conversion price at the time in effect immediately after the company is fully reporting with the Securities and Exchange Commission and listed and traded on OTCBB or such other national market or exchange.

                  The agreement with the company, the entire interest, was automatically converted to shares of the Company's Common Stock on October 17, 2000.

NOTE 5            LICENSING AGREEMENT

                  Licensing Agreement charges consists of the cost in obtaining the licensing agreement with Ceravision Limited Inc. This cost is amortized over a period of 5 years.

NOTE 6            LITIGATION AND CONTINGENT LIABILITIES

                  There is a legal action pending against the AuGRID of Nevada, Inc., involving a claim, a Company have regarding a contract dispute, and also individual with a dispute regarding a financial advisory agreement with AuGRID of Nevada, Inc. The action is being handled by the counsel of AuGRID of Nevada, Inc due to the nature of the action and the inherent uncertainty regarding the outcome of any litigation, the company at this time is unable to determine whether any material loss will result for this litigation.

NOTE 7            LONG-TERM NOTES

                  The notes payable consist of two demand notes issued to shareholder to be repaid in eighteen months (18), secured by company stock.

NOTE 8            NET LOSS PER SHARE

                  The Company follows the provisions of Statement of Financial Accounting Standards No. 128, earnings per share (SFAS 128)

                  The following table presents the calculation.

                      Net Loss                             $     2,315,024
                                                           ---------------
                  Basic:
                      Weighted average share of
                      Common stock outstanding                  62,080,552
                                                           ---------------

                      Basic net loss per share                       (.037)

                  Pro forma :
                      Shares used above                         62,080,552
                      Pro forma adjusted to reflect
                      Weighted affect of assumed
                      Conversion of preferred stock                317,500
                                                           ---------------
                      Shares used in computing pro forma
                         Basic net loss per share               62,398,052
                                                           ---------------

                      Pro forma basic net loss per share             (.037)

                             AUGRID OF NEVADA, INC.









                                   $5,000,000


                                  COMMON STOCK








                                   PROSPECTUS





You should rely only on the information contained in this document or incorporated by reference herein. No one is authorized to provide you with information that is different. This prospectus is not an offer to sell securities and is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.







                               ____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

The registrant's certificate of incorporation limits the liability of its directors to the maximum extent permitted by Nevada law. Nevada law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Nevada General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Nevada General Corporation Law provides that the foregoing provisions are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant's certificate of incorporation and bylaws provide that the registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The registrant's bylaws also require the registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the registrant's request. The registrant's bylaws also permit the registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange
   Commission registration fee     $ 1,250
Legal fees and expenses            $20,000
Accounting fees and expenses       $10,000
Miscellaneous                      $ 2,500

Total                              $33,750

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

--------------------------------------------------------------------------------------------------------------------
            TITLE OF                   AMOUNT              DATES               TOTAL            REGISTRATION
           SECURITIES                   SOLD                SOLD             OFFERING             EXEMPTION
                                                                             PROCEEDS         (SECURITIES ACT)
--------------------------------------------------------------------------------------------------------------------
Common Stock                       1,338,058       March 31, 1998 to
                                   shares          September 30,1999       $669,029       Section 4(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock                       2,860,333       January 1, 2001 to
                                   shares          September 10, 2001      $123,228       Section 4(2)
--------------------------------------------------------------------------------------------------------------------
Convertible Subordinated                           October 1, 1999 to
Debentures                         $1,051,528*     December 31, 2000       $1,051,528     Section 4(2)
--------------------------------------------------------------------------------------------------------------------

* The Debentures have been converted to 2,103,056 shares at a conversion rate of $0.50 per share, and those shares are included in the outstanding shares.

Except for 1,352,329 shares of Common Stock issued for services, all the shares of Common Stock and the Convertible Subordinated Debentures set forth in the table above were sold for cash in private transactions without payment of underwriting discounts or commissions. Of the shares issued for services, 1,250,000 were granted to Blakemore, Meeker & Bowler Co., L.P.A. for certain legal services performed for the Company during the period June 1999 through August 2001, and 63,579 shares were granted to Crime Prevention Security Services, Inc. for security system installation services during the period February 2001 through June 2001.

ITEM 27 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

         The following exhibits are filed as part of this registration statement:

         3.1 Articles of Incorporation of the Company filed with the Nevada Secretary of State on August 4, 1995 and incorporated by reference to Exhibit 3(i) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

         3.2 Certificate of Amendment of Articles of Incorporation of the Company filed with the Nevada Secretary of State on March 18, 1998 and incorporated by reference to Exhibit 3(ii) to the Company's Form 10-QSB, filed with the Commission on June 13, 2001.

         3.3 By-Laws of the Company adopted August 4, 1995 and incorporated by reference to Exhibit 3 to the Company's Form 10-SB, filed with the Commission on December 27, 1999.

         5 Opinion of Brouse McDowell, A Legal Professional Association, as to the validity of the shares of Common Stock

         10.1 Patent License between the Company and CeraVision (Ireland) Limited dated 7 July 2000

         10.2 Exclusive Project Agreement relating to Displays for Use in Automobiles between the Company and CeraVision Limited dated 7 July 2000

         23.1     Consent of Independent Certified Accountants

         23.2     Consent of Brouse McDowell (included in Exhibit 5)

         24       Power of Attorney

ITEM 28 UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to its registration statement on Form SB-2 to be signed on its behalf by the undersigned, in City of Cleveland, State of Ohio, on the 31st day of October, 2001.


                             AuGRID of Nevada, Inc.


                                            By: /s/ M. J. Shaheed
                                                -------------------
                                                    M. J. Shaheed
                                                    President and Director



In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated on the 31st day of October, 2001.


SIGNATURE                                            TITLE

/s/ M. J. Shaheed                  CEO, President; Chief Executive Officer;
------------------                 Chairman Director (principal executive
    M. J. Shaheed                  officer)

/s/ Mary F. Sloat-Horoszko         Secretary/Treasurer; Director (principal
---------------------------        financial officer and principal accounting
    Mary F. Sloat- Horoszko        officer)

/s/ Myron Finkelstein              Director
---------------------
    Myron Finkelstein

/s/ Earle B. Higgins               Director
---------------------
    Earle B. Higgins

/s/ Michael M. Makki               Director
---------------------
    Michael M. Makki

/s/ Essa Mashni                    Director
---------------------
    Essa Mashni

/s/ Cecil Weatherspoon             Director
---------------------
    Cecil Weatherspoon

                                  EXHIBIT INDEX


----------------------------------------------------------------------------------------------------------------------------
   EXHIBIT                                                     DESCRIPTION
   NUMBER
----------------------------------------------------------------------------------------------------------------------------

3.1            Articles of Incorporation of the Company filed with the Nevada Secretary of State on August  4,  1995 and incorporated by reference to Exhibit 3(i) to the Company's Form 10-QSB, filed with the Commission on June
               13, 2001.

----------------------------------------------------------------------------------------------------------------------------
3.2            Certificate  of Amendment of Articles of  Incorporation  of the Company  filed with the Nevada  Secretary of
               State on March 18, 1998 and  incorporated by reference to Exhibit 3(ii) to the Company's Form 10-QSB,  filed with the Commission on June 13, 2001.

----------------------------------------------------------------------------------------------------------------------------
3.3            By-Laws of the Company  adopted August 4, 1995 and  incorporated  by reference to Exhibit 3 to the Company's
               Form 10-SB, filed with the Commission on December 27, 1999.

----------------------------------------------------------------------------------------------------------------------------

5              Opinion of Brouse McDowell,  A Legal  Professional  Association,  as to the validity of the shares of Common
               Stock, incorporated by reference to Exhibit 5 to the Company's form SB-2, filed with the Commission on October
               3, 2001.

----------------------------------------------------------------------------------------------------------------------------
10.1           Patent License between the Company and CeraVision (Ireland) Limited dated 7 July 2000, incorporated by reference to Exhibit 10.1 to the Company's form SB-2, filed with the
               Commission on October 3, 2001.

----------------------------------------------------------------------------------------------------------------------------
10.2           Exclusive Project Agreement relating to Displays for Use in Automobiles between the Company and CeraVision
               Limited dated 7 July 2000, incorporated by reference to Exhibit 10.2 to the Company's form SB-2, filed with the Commission on October 3, 2001.

----------------------------------------------------------------------------------------------------------------------------
23.1           Consent of Independent Certified Accountants

----------------------------------------------------------------------------------------------------------------------------
23.2           Consent of Brouse McDowell (included in Exhibit 5)

----------------------------------------------------------------------------------------------------------------------------
24             Power of Attorney, incorporated by reference to Exhibit 24 to the Company's form SB-2, filed with the
               Commission on October 3, 2001.

----------------------------------------------------------------------------------------------------------------------------